Exhibit 10.3

AMENDMENT

TO

CONSULTING AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”) is entered into effective as of the 31st day of August, 2023, by and between DiamiR Biosciences Corp. (the “Company”), and Fred Knechtel (the “Consultant”).

WHEREAS, the Company and Consultant entered into a consulting agreement dated August 22, 2022 (the “Consulting Agreement”);

WHEREAS, pursuant to the Consulting Agreement, Consultant was entitled to receive certain restricted stock units (“RSUs”) and options to purchase common stock (“Options”) of the Company;

WHEREAS, the Company and Consultant desire to amend the Consulting Agreement in order to replace the RSUs and Options with new options, as set forth herein, as well as to extend the term of the Consulting Agreement, and such other changes as are set forth herein.

NOW, THEREFORE, based upon the above recitals, the parties hereto agree as follows:

1. All capitalized terms used herein shall have the same meaning given to them in the Consulting Agreement, unless otherwise defined herein.

2. The following sections (including Appendix B) of the Consulting shall be replaced in their entirety with the following replacement Sections:

1.4	(a) Option Grant. CFO shall be granted an aggregate of 153,000 options to purchase shares of the Company’s common stock (“Options”), which shall be granted in accordance to the Grant schedule (Appendix B), at an exercise price of $.01 per share.; provided however, that CFO shall only be entitled to the granted Options and vesting of same if this Agreement is not terminated for “on any such vesting date, and, except in the case of a termination for “Cause” (as defined herein), shall retain all granted awards as of the termination date as set forth on Appendix B.

(b) Accrued Salary. If prior to June 30, 2024, the Company is able to raise at least $1,000,000, exclusive of any grant money or investments by affiliates, the Company shall pay Consultant $5,000 per month commencing on September 1, 2023 and ending on the Termination Date (as defined herein).

(c). Expenses. During the term of this Agreement, CFO shall bill and the Company shall reimburse CFO for all reasonable, documented with appropriate receipts out-of-pocket expenses, which are incurred in connection with the performance of the duties hereunder. Expenses exceeding $1,000 prior to and $5,000 after cumulative raise of $6M require pre-approval by the Board.

1.5	Term. This Agreement shall commence on the date set forth in the Consulting Agreement and shall continue until December 31, 2023 (the “Termination Date”), provided that this Agreement may be terminated at any time by either party by 15-day written notice to the other party. This Agreement shall be terminable with immediate effect by the Company for Cause upon written notice to the Consultant. For purposes of this Agreement “Cause” shall mean (i) a material breach of the representations and warranties contained herein; (ii) the Consultant’s gross negligence or intentional and willful misconduct; or (iii) the infringement of the intellectual property rights of a third party by Consultant.

3. For clarification, any options and restricted stock units granted pursuant to the Consulting Agreement are replaced in their entirety by the options referenced in this Amendment, which are granted in lieu of and not in addition to such previously granted options, which are hereby cancelled, ab initio.

4. All other provisions of the Consulting Agreement shall remain unchanged and in effect.

5. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Amendment may be executed by facsimile or electronic transmission and such facsimile or electronic signature shall be binding as if an original signature.

IN WITNESS WHEREOF, the undersigned have executed this Amendment Agreement the day and year first above written.

DIAMIR BIOSCIENCES CORP		CONSULTANT

By:
Name:	Alidad Mireskandari	Fred Knechtel
Title:	CEO

APPENDIX B

Equity Grant

A total of 153,000 Options granted, with an exercise price of $.01 per share, granted upon the achievement of the following events (which may not necessarily occur in the following order):

9,000 Options granted on the Commencement Date of August 22, 2022

3,250 Options granted on the 22nd of every month for the following 16 months (52,000 total options)

20,000 Options granted upon successful completion of the first audit

20,000 Options granted upon first filing registration statement to register the Company’s securities for trading, including a registration statement on Form S-1 in connection with an initial public offering or Form S-4 in connection with a business combination.

18,000 Options granted upon receiving “no comments” letter from the SEC on final S-1

34,000 Options granted upon completion of capital raise(s) by Company totaling at least $6M raise

Full immediate vesting of granted Options upon the earlier to occur of: (A) change in control (as defined in the Consulting Agreement) or (B) the expiration of the lock-up following when the Company’s shares underlying the granted Options are traded on one of the major stock exchanges, such as NASDAQ or similar, following public listing.

In the event that the Consultant is terminated by the Company without “Cause”, his then granted options shall remain outstanding for the remainder of their respective terms but all ungranted options shall be cancelled. In the event of a termination of Consultant by the Company for Cause (as defined in Section 1.5), all granted but unexercised options shall be immediately cancelled and any shares then owned by Consultant following exercise of any previously granted options shall be subject to repurchase by the Company at the exercise price paid by Consultant to Company for a period of 90 calendar days following such termination for Cause.